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                            BROKER-DEALER SALES AND
                             SUPERVISION AGREEMENT

This Broker-Dealer Sales and Supervision Agreement ("Agreement") dated is made by and between Hartford Life Insurance Company and ITT Hartford Life and Annuity Insurance Company (referred to collectively as "Companies"), Hartford Securities Distribution Company, Inc. ("Distributor"), a broker-dealer registered with the Securities and Exchange Commission ("SEC") under the Securities and Exchange Act of 1934 ("1934 Act") and a member of the
National Association of Securities Dealers, Inc. ("NASD") and                 ,
who is also a broker-dealer registered with the SEC under the 1934 Act and a member of the NASD ("Broker-Dealer"), and any and all undersigned insurance agency affiliates ("Affiliates") of Broker- Dealer.

WHEREAS, Companies offer certain variable life insurance policies and variable and modified guaranteed annuity contracts which are deemed to be securities under the Securities Act of 1933 (the "Registered Products"); and

WHEREAS, Companies wish to appoint the Broker-Dealer and Affiliates as agents of the Companies for the solicitation and procurement of applications for Registered Products; and

WHEREAS, Distributor is the principal underwriter of the Registered Products;
and

WHEREAS, Distributor anticipates having registered representatives who are associated with Broker-Dealer ("Registered Representatives"), who are NASD registered and are duly licensed under applicable state insurance law and appointed as life insurance agents of Companies solicit and sell the Registered Products; and

WHEREAS, Distributor acknowledges that the Broker-Dealer will provide certain supervisory and administrative services to Registered Representatives who are associated with the Broker-Dealer in connection with the solicitation, service and sale of the Registered Products; and

WHEREAS, Broker-Dealer agrees to provide the aforementioned supervisory services to its Registered Representatives who have been appointed by the Companies to sell the Registered Products.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree to the following:

       I.   APPOINTMENT OF THE BROKER-DEALER

          The Companies hereby appoint Broker-Dealer as an agent of the Companies for the solicitation and procurement of applications for the Registered Products offered by the Companies, as outlined in Exhibit A attached herein, in all states in which the Companies are authorized to do business and in which Broker-Dealer or any Affiliates are properly licensed. Distributor hereby authorizes Broker-Dealer under the securities laws to supervise Registered Representatives in connection with the solicitation, service and sale of the Registered Products.


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    II.  AUTHORITY OF THE BROKER-DEALER

          Broker-Dealer has the authority to represent Distributor and Companies only to the extent expressly granted in this Agreement. Broker-Dealer and any Registered Representatives shall not hold themselves out to be employees of Companies or Distributor in any dealings with the public. Broker-Dealer and any Registered Representatives shall be independent contractors as to Distributor or Companies. Nothing contained herein is intended to create a relationship of employer and employee between Broker-Dealer and Distributor or Companies or between Registered Representatives and Distributor or Companies.

       III. BROKER-DEALER REPRESENTATION

          Broker-Dealer represents that it is a registered broker-dealer under the 1934 Act, a member in good standing of the NASD, and is registered as a broker-dealer under state law to the extent necessary to perform the duties described in this Agreement. Broker-Dealer represents that its Registered Representatives, who will be soliciting applications for the Registered Products, will be duly registered representatives associated with Broker- Dealer and that they will be representatives in good standing with accreditation as required by the NASD to sell the Registered Products. Broker-Dealer agrees to abide by all rules and regulations of the NASD, including its Rules of Fair Practice, and to comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies affecting the sale of the Registered Products.

       IV.  BROKER-DEALER OBLIGATIONS

         (a)  TRAINING AND SUPERVISION

               Broker-Dealer has full responsibility for the training and supervision of all Registered Representatives associated with Broker-Dealer and any other persons who are engaged directly or indirectly in the offer or sale of the Registered Products. Broker- Dealer shall, during the term of this Agreement, establish and implement reasonable procedures for periodic inspection and supervision of sales practices of its Registered Representatives.

               If a Registered Representative ceases to be a Registered Representative of Broker-Dealer, is disqualified for continued registration or has their registration suspended by the NASD or otherwise fails to meet the rules and standards imposed by Broker- Dealer, Broker-Dealer shall immediately notify such Registered Representative that he or she is no longer authorized to solicit applications, on behalf of the Companies, for the sale of Registered Products. Broker-Dealer shall immediately notify Distributor of such termination or suspension.

         (b) SOLICITATION

               Broker-Dealer agrees to supervise its Registered Representatives so that they will only solicit applications in states where the Registered Products are approved for sale in accordance with applicable state and federal laws. Broker-Dealer shall be notified by Companies or Distributor of the availability of the Registered Products in each state.

         (c)  NO CHURNING

               Broker-Dealer and any Registered Representatives shall not make any misrepresentation or incomplete comparison of products for the purpose of inducing a policyholder to lapse, forfeit or surrender its insurance in favor of purchasing a Registered Product.

         (d) PROSPECTUS DELIVERY AND SUITABILITY REQUIREMENTS

               Broker-Dealer shall ensure that its Registered Representatives comply with the prospectus delivery requirements under the Securities Act of 1933. In addition, Broker-Dealer shall ensure that its Registered Representatives shall not make recommendations to an applicant to purchase a Registered Product in the absence of reasonable grounds to believe that the

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               purchase is suitable for such applicant, as outlined in the suitability requirements of the 1934 Act and the NASD Rules of Fair Practice. Broker-Dealer shall ensure that each application obtained by its Registered Representatives shall bear evidence of approval by one of its principals indicating that the application has been reviewed for suitability.

         (e)  PROMOTIONAL MATERIAL

               Broker-Dealer and its Registered Representatives are not authorized to provide any information or make any representation in connection with this Agreement or the solicitation of the Registered Products other than those contained in the prospectus or other promotional material produced or authorized by Companies or Distributor.

               Broker-Dealer agrees that if it develops any promotional material for sales, training, explanatory or other purposes in connection with the solicitation of applications for Registered Products, including generic advertising and/or training materials which may be used in connection with the sale of Registered Products, it will obtain the prior written consent of Distributor, and where appropriate, approval of Companies, such approval not to be unreasonably withheld.

         (f)  RECORD KEEPING

               Broker-Dealer is responsible for maintaining the records of its Registered Representatives. Broker-Dealer shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts and records maintained by Broker-Dealer that relate to the sale of the Registered Products, or dealings with the Companies, Distributor and/or Broker-Dealer shall be maintained so as to clearly and accurately disclose the nature and details of each transaction.

               Broker-Dealer acknowledges that all the records maintained by Broker-Dealer relating to the solicitation, service or sale of the Registered Products subject to this Agreement, including but not limited to applications, authorization cards, complaint files and suitability reviews, shall be available to Companies and Distributor upon request during normal business hours. Companies and Distributor may retain copies of any such records which Companies and Distributor, in their discretion, deems necessary or desirable to keep.

         (g)  REFUND OF COMPENSATION

               Broker-Dealer agrees to repay Companies the total amount of any compensation which may have been paid to it within thirty (30) business days of notice of the request for such refund should Companies for any reason return any premium on a Registered Product which was solicited by a Registered Representative of Broker-Dealer.

         (h) PREMIUM COLLECTION

               Broker-Dealer only has the authority to collect initial premiums unless specifically set forth in the applicable commission schedule. Unless previously authorized by Distributor, neither Broker-Dealer nor any of its Registered Representatives shall have any right to withhold or deduct any part of any premium it shall receive for purposes of payment of commission or otherwise.

     V.  COMPANIES AND/OR DISTRIBUTOR OBLIGATIONS

         (a)  PROSPECTUS/PROMOTIONAL MATERIAL

               Companies and/or Distributor will provide Broker-Dealer with reasonable quantities of the currently effective prospectus for the Registered Products and appropriate sales promotional material which has been filed with the NASD, and applicable state insurance departments.

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          (b)  COMPENSATION

               Distributor will pay Broker-Dealer as full compensation for all services rendered by Broker-Dealer under this Agreement, commissions and/or service fees in the amounts, in the manner and for the period of time as set forth in the Commission Schedules attached to this Agreement or subsequently made a part hereof, and which are in effect at the time such Registered Products are sold. The manner of commission payments (I.E. fronted or trail) is not subject to change after the effective date of a contract for which the compensation is payable.

               Distributor or Companies may change the Commission Schedules attached to this Agreement at any time. Such change shall become effective only when Distributor or Companies provide the Broker-Dealer with written notice of the change. No such change shall affect any contracts issued upon applications received by Companies at Companies' Home Office prior to the effective date of such change.

               Distributor agrees to identify to Broker-Dealer for each such payment, the name of the Registered Representative of Broker-Dealer who solicited each contract covered by the payment. Distributor will not compensate Broker-Dealer for any Registered Product which is tendered for redemption after acceptance of the application. Any chargebacks will be assessed against the Broker-Dealer of record at the time of the redemption.

               Distributor will only compensate Broker-Dealer or Affiliates, as outlined below, for those applications accepted by Companies, and only after receipt by Companies at Companies' Home Office or at such other location as Companies may designate from time to time for its various lines of business, of the required premium and compliance by Broker-Dealer with any outstanding contract and prospectus delivery requirements.

               In the event that this Agreement terminates for fraudulent activities or due to a material breach by the Broker-Dealer, Distributor will only pay to Broker-Dealer or Affiliate commissions or other compensation earned prior to discovery of events requiring termination. No further commissions or other compensation shall thereafter be payable.

          (c)  COMPENSATION PAYABLE TO AFFILIATES

               If Broker-Dealer is unable to comply with state licensing requirements because of a legal impediment which prohibits a non-domiciliary corporation from becoming a licensed insurance agency or prohibits non-resident ownership of a licensed insurance agency, Distributor agrees to pay compensation to Broker-Dealer's contractually affiliated insurance agency, a wholly-owned life agency affiliate of Broker-Dealer, or a Registered Representative or principal of Broker-Dealer who is properly state licensed. As appropriate, any reference in this Agreement to Broker-Dealer shall apply equally to such Affiliate. Distributor agrees to pay compensation to an Affiliate subject to Affiliates agreement to comply with the requirements of Exhibit B, attached hereto.

       VI. TERMINATION

         (a)  This Agreement may be terminated by any party by giving thirty
              (30) days' notice in writing to the other party.

         (b) Such notice of termination shall be mailed to the last known address of Broker-Dealer appearing on Companies' records, or in the event of termination by Broker-Dealer, to the Home Office of Companies at P.O. Box 2999, Hartford, Connecticut 06104-2999.

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         (c)  Such notice shall be an effective notice of termination of this
              Agreement as of the time the notice is deposited in the United States mail or the time of actual receipt of such notice if delivered by means other than mail.

         (d) This Agreement shall automatically terminate without notice upon the occurrence of any of the events set forth below:

              (1)  Upon the bankruptcy or dissolution of Broker-Dealer.

              (2) When and if Broker-Dealer commits fraud or gross negligence in the performance of any duties imposed upon Broker-Dealer by this Agreement or wrongfully withholds or misappropriates, for Broker-Dealer's own use, funds of Companies, its policyholders or applicants.

              (3) When and if Broker-Dealer materially breaches this Agreement or materially violates state insurance or Federal securities laws and administrative regulations of a state in which Broker-Dealer transacts business.

              (4) When and if Broker-Dealer fails to obtain renewal of a necessary license in any jurisdiction, but only as to that jurisdiction.

         (e) The parties agree that on termination of this Agreement, any outstanding indebtedness to Companies shall become immediately due and payable.

       VII. GENERAL PROVISIONS

         (a)  COMPLAINTS AND INVESTIGATIONS

               Broker-Dealer shall cooperate with Distributor and Companies in the investigation and settlement of all complaints or claims against Broker-Dealer and/ or Distributor or Companies relating to the solicitation or sale of the Registered Products under this Agreement. Broker-Dealer, Distributor and Companies each shall promptly forward to the other any complaint, notice of claim or other relevant information which may come into either one's possession. Broker-Dealer, Distributor and Companies agree to cooperate fully in any investigation or proceeding in order to ascertain whether Broker-Dealer's, Distributor's or Companies' procedures with respect to solicitation or servicing is consistent with any applicable law or regulation.

               In the event any legal process or notice is served on Broker-Dealer in a suit or proceeding against Distributor or Companies, Broker-Dealer shall forward forthwith such process or notice to Companies at its Home Office in Hartford, Connecticut, by certified mail.

         (b) WAIVER

               The failure of Distributor or Companies to enforce any provisions of this Agreement shall not constitute a waiver of any such provision. The past waiver of a provision by Distributor or Companies shall not constitute a course of conduct or a waiver in the future of that same provision.

         (c)  INDEMNIFICATION

               Broker-Dealer shall indemnify and hold Distributor and Companies harmless from any liability, loss or expense sustained by Companies or the Distributor (including reasonable attorney fees) on account of any acts or omissions by Broker-Dealer or persons employed or appointed by Broker-Dealer, except to the extent Companies' or Distributor's acts or omissions caused such

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               liability Indemnification by Broker-Dealer is subject to the conditions that Distributor or Companies promptly notify Broker-Dealer of any claim or suit made against Distributor or Companies, and that Distributor or Companies allow Broker-Dealer to make such investigation, settlement, or defense thereof as Broker-Dealer deems prudent. Broker-Dealer expressly authorizes Companies to charge against all compensation due or to become due to Broker-Dealer under this Agreement any monies paid or liabilities incurred by Companies under this Indemnification provision.

               Distributor and Companies shall indemnify and hold Broker-Dealer harmless from any liability, loss or expense sustained by the Broker-Dealer (including reasonable attorney fees) on account of any acts or omissions by Distributor or Companies, except to the extent Broker-Dealer's acts or omissions caused such liability.

               Indemnification by Distributor or Companies is subject to the condition that Broker-Dealer promptly notify Distributor or Companies of any claim or suit made against Broker-Dealer, and that Broker-Dealer allow Distributor or Companies to make such investigation, settlement, or defense thereof as Distributor or Companies deems prudent.

         (d) ASSIGNMENT

               No assignment of this Agreement, or commissions payable hereunder, shall be valid unless authorized in writing by Distributor. Every assignment shall be subject to any indebtedness and obligation of Broker-Dealer that may be due or become due to Companies and any applicable state insurance regulations pertaining to such assignments.

         (e)  OFFSET

               Companies may at any time deduct, from any monies due under this Agreement, every indebtedness or obligation of Broker-Dealer to Companies or to any of its affiliates.

         (f)  CONFIDENTIALITY

               Companies, Distributor and Broker-Dealer agree that all facts or information received by any party related to a contract owner shall remain confidential, unless such facts or information is required to be disclosed by any regulatory authority or court of competent jurisdiction.

         (g)  PRIOR AGREEMENTS

               This Agreement terminates all previous agreements, if any, between Companies, Distributor and Broker-Dealer. However, the execution of this Agreement shall not affect any obligations which have already accrued under any prior agreement.

         (h) CHOICE OF LAW

               This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

By executing this Broker-Dealer Sales and Supervision Agreement Specifications Page, Broker-Dealer acknowledges that it has read this Agreement in its entirety and is in agreement with the terms and conditions outlining the rights of Distributor, Companies and Broker-Dealer and Affiliates under this Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement to be effective as set forth above, upon the later of the execution date below or approval of Distributor's registration by all appropriate state securities commissions.

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BROKER-DEALER                        HARTFORD SECURITIES DISTRIBUTION
                                     COMPANY INC.
By:                                  By:
Title:                               Title:
Date:                                Date:

AFFILIATE (IF APPLICABLE)            HARTFORD LIFE INSURANCE COMPANY
By:                                  By:
Title:                               Title:
Date:                                Date:

                                     ITT HARTFORD LIFE AND ANNUITY
                                     INSURANCE COMPANY
                                     By:
                                     Title:
                                     Date:

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                                   EXHIBIT B

In accordance with Section V.(c) of the Broker-Dealer-Dealer Sales and Supervision Agreement, no compensation is payable unless Broker-Dealer and Registered Representative have first complied with all applicable state insurance laws, rules and regulations. Distributor must ensure that any Broker-Dealer with whom Distributor intends to enter into an Agreement and any Registered Representatives meet the licensing and registration requirements of the state(s) Broker-Dealer operates in and the NASD.

Companies are required by the Insurance Department in all 50 states to pay compensation only to individuals and entities that are properly insurance licensed and appointed. For registered products, Distributor must also comply with NASD regulations that require Distributor to pay compensation to an NASD registered Broker-Dealer. Distributor must comply with both state and NASD requirements.

Distributor requires confirmation that Broker-Dealer holds current state insurance licenses or markets insurance products through a contractual affiliate or wholly owned life agency, which is properly insurance licensed. If Broker-Dealer is properly state licensed then compensation may be paid to Broker-Dealer in compliance with both state and NASD requirements.

If Broker-Dealer is not state insurance licensed and relies on the licensing of a contractual affiliate or wholly owned life agency, the SEC has issued a number of letters indicating that, under specific limited circumstances, it will take "no action" against insurers (Distributor) paying compensation on registered products to Broker-Dealer's contractual affiliate or wholly owned life agency. At the request of Broker-Dealer, Distributor will provide copies of several of these letters as well as a summary of their requirements.

If Broker-Dealer intends to rely on one of these "no-action" letters, legal counsel for Broker-Dealer must confirm to Distributor in writing that all of the circumstances of any one of the SEC no-action letters are applicable. Broker-Dealer's counsel must summarize each point upon which the no-action relief was granted and represent that Broker-Dealer's method of operation is identical or meets the same criteria. Broker-Dealer's counsel must also confirm that, to the best of counsel's knowledge, the SEC has not rescinded or modified its no-action position since the letter was released.

The Broker-Dealer Sales and Supervision Agreement will not be finalized and no new applications for registered products will be accepted or no new compensation will be payable unless the appropriate proof of state licensing or no-action relief is confirmed. In addition to a letter from Broker-Dealer's counsel, copies of the following documentation is required:

       - life insurance licenses for all states in which Broker-Dealer holds these licenses and intends to operate and/or;

       - life insurance licenses for any contractual affiliate or wholly owned life agency; and

       -   the SEC No-Action Letter that will be relied upon.

If you have any questions regarding these matters, please contact your Life Licensing and Contracting representative.

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